Filed Pursuant to Rule 433
Registration No. 333-194226

June 1, 2015

Supplementing the Preliminary

Prospectus Supplement dated June 1, 2015

(To Prospectus dated February 28, 2014)

Marathon Oil Corporation
$600,000,000 2.70% Notes due 2020
$900,000,000 3.85% Notes due 2025

$500,000,000 5.20% Notes due 2045

Pricing Term Sheet

2.70% Senior Notes due 2020
Issuer:	Marathon Oil Corporation

Security:	2.70% Senior Notes due 2020

Size:	$600,000,000

Maturity:	June 1, 2020

Coupon:	2.70%

Price to Public:	99.783%

Yield to Maturity:	2.747%

Spread to Benchmark Treasury:	120bps

Benchmark Treasury:	1.500% due May 31, 2020

Benchmark Treasury Yield:	1.547%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2015

Make-Whole Call:	T+20bps

Settlement:	June 10, 2015, T+7

Par Call:	If the 2020 Notes are redeemed on or after May 1, 2020, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2020 Notes redeemed.

CUSIP / ISIN:	565849AN6 / US565849AN67

Denomination:	$1,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Scotia Capital (USA) Inc. Mizuho Securities (USA) Inc.

Co-Managers(1):

BNY Mellon Capital Markets, LLC

DNB Markets, Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

(1)  NTD: Order of the co-managers subject to final determination of economics.

3.85% Senior Notes due 2025
Issuer:	Marathon Oil Corporation

Security:	3.85% Senior Notes due 2025

Size:	$900,000,000

Maturity:	June 1, 2025

Coupon:	3.85%

Price to Public:	99.771%

Yield to Maturity:	3.878%

Spread to Benchmark Treasury:	170bps

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.178%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2015

Make-Whole Call:	T+30bps

Par Call:	If the 2025 Notes are redeemed on or after March 1, 2025, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2025 Notes redeemed.

Settlement:	June 10, 2015, T+7

CUSIP / ISIN:	565849AL0 / US565849AL02

Denomination:	$1,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Scotia Capital (USA) Inc. Mizuho Securities (USA) Inc.

Co-Managers(2):	BNY Mellon Capital Markets, LLC DNB Markets, Inc. Fifth Third Securities, Inc.

(2)  NTD: Order of the co-managers subject to final determination of economics.

Goldman Sachs & Co.

 HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

 PNC Capital Markets LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

5.20% Senior Notes due 2045
Issuer:	Marathon Oil Corporation

Security:	5.20% Senior Notes due 2045

Size:	$500,000,000

Maturity:	June 1, 2045

Coupon:	5.20%

Price to Public:	99.941%

Yield to Maturity:	5.204%

Spread to Benchmark Treasury:	225bps

Benchmark Treasury:	2.500% due February 15, 2045

Benchmark Treasury Yield:	2.954%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2015

Make-Whole Call:	T+35bps

Par Call:	If the 2045 Notes are redeemed on or after December 1, 2044, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2045 Notes redeemed.

Settlement:	June 10, 2015, T+7

CUSIP / ISIN:	565849AM8 / US565849AM84

Denomination:	$1,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Scotia Capital (USA) Inc. Mizuho Securities (USA) Inc.

Co-Managers(3):	BNY Mellon Capital Markets, LLC DNB Markets, Inc. Fifth Third Securities, Inc.

(3)  NTD: Order of the co-managers subject to final determination of economics.

Goldman Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.